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                                                                    EXHIBIT 11.1

                           HASKEL INTERNATIONAL, INC.
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)


                                                                   Three Months Ended              Nine Months Ended
                                                              -----------------------------   -----------------------------
                                                               February 28,    February 29,    February 28,    February 29,
                                                                  1997            1996            1997            1996
                                                              -------------   -------------   -------------   -------------
                                                              Primary &       Primary &       Primary &       Primary &
                                                              Fully Diluted   Fully Diluted   Fully Diluted   Fully Diluted
                                                              -------------   -------------   -------------   -------------
Primary and Fully Diluted Earnings
  Income from continuing operations                             $1,036,000      $  792,000      $ 3,579,000     $1,818,000
  Income (loss) from discontinued operations                          --          (175,000)        (529,000)       220,000
  Loss from disposal of segment                                       --              --         (5,406,000)          --
                                                                ----------      ----------      -----------     ----------
  Net income                                                    $1,036,000      $  617,000      $(2,356,000)    $2,038,000
                                                                ==========      ==========      ===========     ==========

Weighted average number of shares outstanding                    4,732,230       4,728,230        4,732,003      4,728,230

Dilutive effect of stock options and warrants                      113,276          19,775           88,282          6,592
                                                                ----------      ----------      -----------     ----------
Number of shares used to compute primary and fully
  diluted earnings per share                                     4,845,506       4,748,005        4,820,285      4,734,822
                                                                ==========      ==========      ===========     ==========

Primary and Fully Diluted Earnings per Share
  Income from continuing operations                             $     0.21      $     0.16      $      0.74     $     0.38
  Income (loss) from discontinued operations                           --            (0.03)           (0.11)          0.05
  Loss from disposal of segment                                        --              --             (1.12)           --
                                                                ----------      ----------      -----------     ----------
  Net income                                                    $     0.21      $     0.13      $     (0.49)    $     0.43
                                                                ==========      ==========      ===========     ==========



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